July 18, 2022 Steven W. Schnur 7419 Washington Blvd. Indianapolis, IN 46240 Dear Steve: The purpose of this letter (this “Letter”) is to amend, effective as of the date this Letter is fully executed, that certain executive severance letter agreement between Duke Realty Corporation (the “Company”) and you, dated as of January 30, 2019 (the “Severance Agreement”), as set forth below, in order to provide you with healthcare and financial advisory stipends in connection with a termination of your employment for any reason other than For Cause or death, regardless of whether you are Eligible for Retirement upon your termination of employment. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Severance Agreement. 1. The first paragraph of Paragraph F of the Severance Agreement is hereby deleted in its entirety and the following substituted in lieu thereof: In the event your employment terminates for any reason other than For Cause or death, you will be entitled to receive, in addition to any separation benefits from the Company under Paragraphs A, C, D or E above, payments totaling an amount equal to the sum of (i) a thirty-six (36) month Healthcare Stipend, plus (ii) a thirty-six (36) month Financial Advisory Stipend. These stipend payments will be made in installments at the same time as your separation benefits. The Company will withhold from any amounts payable all legally required federal, state, city and local taxes. 2. The second paragraph of Paragraph F of the Severance Agreement is deleted in its entirety. Except as modified by this Letter, the terms and conditions of the Severance Agreement shall remain unmodified and in full force and effect. This Letter shall be governed by and construed and enforced in accordance with the internal laws of the State of Indiana (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Please acknowledge your understanding of and agreement to the foregoing by signing this Letter in the space provided below and returning a signed copy to me. Exhibit 10.1

Page 2 Sincerely, DUKE REALTY CORPORATION By:/s/ James B. Connor James B. Connor Chairman and Chief Executive Officer Date: July 18, 2022 ACKNOWLEDGED AND AGREED: /s/ Stephen W. Schnur Steven W. Schnur Date: July 18, 2022